SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                                 Axia Group, Inc
                                 ---------------
             (Exact name of registrant as specified in its charter)

         Nevada                                 87-0509512
         --------                               ----------
(State or other jurisdiction of    (I.R.S. Employer Identification No.)
incorporation or organization)

                 268 West 400 South, Suite 300, Salt Lake City,
                   Utah 84101 (Address of principal executive
                                    offices)

                    The 2002 Benefit Plan of Axia Group, Inc.
                    -----------------------------------------
                            (Full title of the plan)


                   Richard D. Surber, 268 West 400 Suite 300,
                    -----------------------------------------
                           Salt Lake City, Utah 84101
                           --------------------------
            (Name, address, including zip code, of agent for service)

                   Telephone number for Issuer: (801) 575-8073
                                ----------------


                                          CALCULATION OF REGISTRATION FEE

Title of Securities to be  Amounts to be Registered   Proposed Maximum    Proposed Maximum    Amount of
Registered                                            Offering Price Per  Aggregate Offering  Registration
                                                      Share(1)            Price (II)          Fee
Common Stock, issuable               5,000,000             $0.10              $500,000        $46.00
upon exercise of options
========================   ========================   ==================  ==================  ============

I The shares of the Company to which this Amendment relates are 5,000,000 additional shares being registered pursuant to the employee benefit plan of the Company as previously filed on February 7, 2002 in an S-8 filing.

II Bona Fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule- 457(h) of the Securities Act of 1933 based on the average bid and asked price of the registrant's common stock as of August 27, 2002, a date within five business days prior to the date of filing of this registration statement.



                                    Page -1-

     This registration statement is being filed to reflect that Board of Directors of Axia Group, Inc. (the "Company") has amended The 2002 Benefit plan of Axia Group, Inc., as filed by the Company on a Form S-8 filed on February 7, 2002, file no. 333-8234, which is incorporated herein by reference. This amendment will increase the number of shares to be included in the plan from One Million (1,000,000) to Six Million (6,000,000). The amendment to The 2002
Benefit Plan of Axia Group, Inc. is being filed as Exhibit "1" hereto. The additional Five Million (5,000,000) shares are being registered hereby.


                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, Utah on August 28, 2002


Axia Group Inc.

By:



    /s/ Richard Surber
--------------------------------------------
Richard D. Surber, as President and Director


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the date indicated.




Signature                       Title              Date

                                Director           August 28, 2002
 /s/ Richard D. Surber
----------------------
Richard D. Surber

                                Director           August 28, 2002
 /s/ Gerald Einhorn
-------------------
Gerald Einhorn







                                    Page -2-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    EXHIBITS

                                       TO

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933




                                 Axia Group Inc.
                             (a Nevada corporation)












                                    Page -3-

INDEX TO EXHIBITS


                                                                            Page
Exhibits    SEC Ref. No.             Description of Exhibit
--------    ------------             ----------------------
1                4            Resolution to amend the 2002 Stock Benefit       5
                              Plan of the Company
1(a)             99           Amendment to the 2002 Stock Benefit Plan of      6
                              the Company
2             5, 23(b)        Opinion and consent of Counsel with respect      7
                              to the legality of the issuance of securities being issued

3              23(a)          Consent of Accountant                            9






























                                    Page -4-

                   WRITTEN CONSENT TO ACTION WITHOUT A MEETING
                      RESOLUTION OF THE BOARD OF DIRECTORS

                                       OF

                                AXIA GROUP, INC.

     The undersigned, constituting all members of the Board of Directors (the "Board") of Axia Group, Inc., a Nevada corporation (the "Corporation"), hereby adopt the following resolution this 28th day of August, 2002, by written consent to be effective immediately;

     WHEREAS, the Board has discussed the proposed amendment to the 2002 Employee Benefit Plan of Axia Group, Inc. (the "Plan"), wherein the number of shares subject to be issued under the Plan would be increased from One Million (1,000,000) to Six Million (6,000,000); and

     WHEREAS, the Board feels that it is in the best interest of the Corporation to adopt the amendment to the Plan; and

     WHEREAS, the Board believes it to be in the best interest of the Corporation to register the additional Five Million (5,000,000) shares of the Corporation's Common Stock which are to be issued under the amended Plan with the Securities and Exchange Commission pursuant to all appropriate instructions and conditions of the Form S-8 Registration Statement under the Securities Act of 1933; by filing an amendment to the S-8 filing made by the Corporation on February 7, 2002;

     THEREFORE BE IT RESOLVED, that the proposed amendment to the Plan, wherein the number of shares subject to be issued under the Plan would be increased from One Million (1,000,000) to Six Million (6,000,000), is hereby adopted by the Corporation; and

     RESOLVED  FURTHER,  that the Board  hereby  authorizes,  and  approves  the registration of the additional Five Million (5,000,000) shares of the Corporation's Common Stock which are to be issued under the Plan with the Securities and Exchange Commission pursuant to all appropriate instructions and conditions of the Form S-8 Registration Statement under the Securities Act of 1933 by filing an amendment to the S-8 filing made by the Corporation on February 7, 2002;

     FURTHER RESOLVED, that the Corporation's officers are authorized, empowered, and directed in the name of and on behalf of the Corporation, or otherwise, to execute and deliver all such documents, instruments and certificates, to make all such payments or perform all such acts and things, and execute and deliver all such other documents as may be necessary from time to time in order to carry out the purpose and intent of this resolution; that all of the acts and doings of such officers that are consistent with the purposes of this resolution are hereby authorized, approved, ratified and confirmed in all respects.



 /s/ Richard Surber                     /s/ Gerald Einhorn
-----------------------                ------------------------
Richard Surber, Director               Gerald Einhorn, Director

                                    Page -5-

                                Amendment to The
                 2002 Employee Benefit Plan of Axia Group, Inc.

     Paragraph 3 of the 2002 Employee Benefit Plan of Axia Group, Inc. shall be amended to read as follows and as approved by the Board of Directors of Axia Group, Inc.:

     3. Shares of Stock Subject to this Plan. A total of six million (6,000,000) shares of Stock may be subject to, or issued pursuant to, Benefits granted under this Plan. If any right to acquire Stock granted under this Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of stock issued less the shares of Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of this Plan.

         Approved this 28th day of August, 2002.

                  By:       /s/ Richard Surber
                       ----------------------------------------
                           Richard Surber, President & Director




















                                    Page -6-

                                 EDWARD T. WELLS
                                ATTORNEY- AT- LAW
                      5282 South Commerce Drive, Suite D292
                               Murray, Utah 84107
                            Telephone (801) 284-7278

                                 August 28, 2002

Board of Directors
Axia Group, Inc.
268 West 400 South, Suite 300
Salt Lake City, Utah 84101

Re: Legality and Authorization of Shares Issued Under Form S-8 Registration Statement

To the Board of Directors of Axia Group, Inc.


I have acted as special counsel for Axia Group, Inc., a Nevada corporation (the "Company"), in the limited capacity of rendering an opinion regarding the legality and authorization of the shares proposed to be registered under a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended, ("the Act"). The Company has previously registered a Benefit Plan entitled "The 2002 Benefit Plan of Axia Group, Inc." (the "Benefit Plan") pursuant to which the Company had authorized the issuance of One Million (1,000,000) shares of the Company's common stock, par value $0.001 (the "Shares") and is currently proposing to register an amendment to that plan to increase the number of shares it authorizes to Six million (6,000,000) shares of the Company's common stock, par value $0.001, for a net increase of Five Million (5,000,000) shares.

     This opinion letter (this "Opinion") is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, limitations, all as more particularly described in the Accord, and this Opinion should be read in conjunction therewith.

In connection with the preparation of this Opinion, I have examined the following:

         1. The Company's Articles of Incorporation and amendments thereto and Bylaws as submitted to me by the Company pursuant to my request for same;
         2.  The Registration Statement herein referenced;
         3. The Board of Directors Resolution, dated August 28, 2002, authorizing and approving the amendment to the Company's 2002 Benefit Plan and the preparation of the Registration Statement;
         4. The Company's Section 10(a) Prospectus for the Registration Statement previously filed
         5. The Company's Form 10-KSB for the fiscal year ended December 31, 2000 and the Company's Form 10-QSB for the quarterly periods ended March 31, 2002 and June 30, 2002; 6. Such other documents as I have deemed necessary for the purposes of this Opinion.



                                    Page -7-

You have represented to me that the Company is current in its filings with the SEC, that the Company's board of directors has authorized the filing of a Form S-8 and that the quantity of shares to be included in the Form S-8 is available for issuance based on the quantity authorized for issuance in the Company's Articles of Incorporation and on the amount of shares actually issued and outstanding.

Additionally, I have made such investigations of federal law as I have considered necessary and appropriate to form a basis for this opinion. My opinion is qualified by the scope of the review specified herein and I make no representations as to the sufficiency of my investigation for this opinion. I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement.

The documentation and representations provided to me for this opinion by the Company and its duly authorized representatives indicate that the Company is validly organized under the laws of the State of Nevada; the Company is current in its filings with the Commission; the Company's Board of Directors has authorized the Benefit Plan; the amendment to the Benefit Plan; the Company's Board of Directors has authorized the filing of the Registration Statement; and that the Five Million (5,000,000) shares to be included in the Registration Statement are available for issuance based upon corporate documentation and on the amount of shares actually issued and outstanding. As such, I am of the opinion that the Shares herein referenced have been duly and validly authorized and that subject to compliance with all provisions of the Plan, the Shares will be validly issued as fully paid and non-assessable shares of common stock in the Company.

The opinion set forth above is predicated upon and limited to the correctness of the assumptions set forth herein and in the Accord, and is further subject to qualifications, exceptions, and limitations set forth below:

     A. I am admitted to practice law in the State of Utah. I am not admitted to practice law in the State of Nevada or in any other jurisdiction where the Company may own property or transact business. This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction for the purpose of the opinion contained herein. I expressly except from this opinion any opinion as to whether or to what extent a Nevada court or any other court would apply Nevada law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.
     B. In expressing the opinion set forth herein, I have assumed the authenticity and completeness of all corporate documents, records and instruments provided to me by the Company and its representatives. I have assumed the accuracy of all statements of fact contained therein. I have assumed that all information and representations made or provided to me by the Company or its authorized representatives is correct and that there are shares available to be issued pursuant to the Plan. I have further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies or faxed copies and the correctness of all such documents.
     C. In rendering the opinion that the shares of Common Stock to be registered pursuant to Form S-8 and issued under the Plan will be validly issued, fully paid and nonassessable, I assumed that: (1) the Company's board of directors has exercised or will exercise good faith in establishing the value paid for the Shares; (2) all issuances and cancellation of the Capital Stock of the Company will be fully and accurately reflected in the Company's stock records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's board of directors, to be received in exchange for each issuance of common stock of the Company will have been paid in full and actually received by the Company when the Shares are actually issued.
     D. I expressly except from the opinion set forth herein any opinion concerning the need for compliance by any party, and in particular by the Company, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Nevada or any other jurisdiction with regard to any other issue not expressly addressed herein, which exclusion shall apply, but not be


                                    Page -8-
          limited to, the subsequent tradeability of the Shares on either state or Federal level.
     E.   I  have  assumed  that  the  Company  is  satisfying  the  substantive requirements  of  Form  S-8  and  I  expressly  disclaim  any  opinion regarding the Company's compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradeability of any Shares issued pursuant to the Benefit Plan.
     F. The opinion contained in this letter is rendered as of the date hereof, and I undertake no and disclaim any, obligation to advise you of any changes in or any new developments which might affect any matters or opinions set forth herein.
     G. I have made no independent verification of the facts asserted to be true and accurate by authorized representatives of the Company and have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed.
     H. Certain of the remedial provisions of the 2002 Benefit Plan as amended may be further limited or rendered unenforceable by other applicable laws and interpretations.

This Opinion is valid only as of the signature date and may be relied upon by you only in connection with filing of the S-8 Registration Statement. I hereby consent to its use as an exhibit to the Registration Statement. However, this opinion may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without, in each instance, my prior written consent. In the event that any of the facts are different from those which have been furnished to me and upon which I have relied, the conclusions as set forth above cannot be relied upon.

Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. By giving you this opinion and consent, I do not admit that I am an expert with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.


                                                     Very truly yours,

                                                     /s/ Edward T. Wells
                                                     ----------------------
                                                     Edward T. Wells
                                                     Member of the Utah Bar











                                    Page -9-

                          [LETTERHEAD OF TANNER & CO.]

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





     We hereby consent to the use in this Registration Statement on Form S-8 of our report dated April 10, 2002, relating to the financial statements of Axia Group, Inc.

                                       /s/ Tanner & Co.
                                       ----------------
                                       Tanner & Co.

Salt Lake City, Utah
August 29, 2002
















                                    Page -10-